Exhibit 99.2


               FiberCore Raises $6.0 Million in Private Placement

CHARLTON, Mass., Jan. 16 /PRNewswire-FirstCall/ -- FiberCore, Inc. (Nasdaq:
FBCE - news), a leading manufacturer and global supplier of optical fiber and preform for the telecommunication and data communications markets, today announced that it has closed on a private placement of $6 million in 5% Convertible Subordinated Debentures to institutional investors, with the option to increase the total dollar amount up to $9 million.

Under the terms of the transaction, FiberCore received $5 million at closing and will receive an additional $1 million upon the effectiveness of a registration statement to be filed in connection with the transaction. Each of the parties has an option to place up to an additional $3 million of the Debentures under certain conditions, provided, the aggregate additional placement does not exceed $3 million. The proceeds will be used to support FiberCore's capital expenditure program, including the recently announced capacity expansion and productivity initiatives in Germany, as well as for other corporate purposes.

"We are fortunate to have the commitment of strong, flexible financing partners in today's challenging marketplace," commented Dr. Aslami, President and CEO. "Even in this market environment, new opportunities continue to present themselves to expand our business. As the only independent fiber supplier, we remain a favored supply source for independent cablers around the world and continue to match our expansion program to the demands from our current customer base."

Merrill Lynch, the Company's investment banker, acted as placement agent.

FiberCore, Inc. develops, manufactures and markets single-mode and multimode optical fiber preforms and optical fiber for the telecommunications and data communications markets. In addition to its standard multimode and single-mode fiber, FiberCore also offers various grades of fiber for use in laser-based systems up to 10 gigabits/sec, to help guarantee high bandwidths and to suit the needs of Feeder Loop (also known as Metropolitan Area Network), Fiber-to-the Curb, Fiber-to-the Home and Fiber-to-the Desk applications. Manufacturing facilities are presently located in Jena, Germany and Campinas, Brazil.

For more information about the company, its products, or shareholder information please visit our Website at: www.FiberCoreUSA.com or contact us at: Phone - 508-248-3900 or by FAX - 508-248-5588 or E-Mail:
sales@FiberCoreUSA.com ; investor_relations@FiberCoreUSA.com

Except for the historical matters discussed above, the statements in this press release are forward looking and are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. They are based on the Company's current expectations and are subject to a number of risks and uncertainties. Actual results may differ materially from those projected as a result of certain general economic and business conditions; loss of market share through competition; introduction of competing products by other companies; changes in industry capacity; pressure on prices from competition or from purchasers of the Company's products; availability of qualified personnel; the delivery of an ability to commission new equipment as scheduled; ability to obtain required financing; dependence on a limited number of raw material suppliers; the loss or reduced creditworthiness of any significant customers; and other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission.